U.S. SECURITIES AND EXCHANGE
                           COMMISSION WASHINGTON, D.C.
                                      20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                         SEC File No.: 000-51384
                                                         CUSIP:

         (Check One):

         |_| Form 10-K |X| Form 10-KSB |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form 10-QSB |_| Form N-SAR

         For Period Ended: December 31, 2007

         |_| Transition Report on Form 10-K
         |_| Transition Report on Form 20-F
         |_| Transition Report on Form 11-K
         |_| Transition Report on Form 10-Q
         |_| Transition Report on Form N-SAR

         For the Transition Period Ended:______________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - Registrant Information

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                        InterMetro Communications, Inc.
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                             Full Name of Registrant

                                Lucy's Cafe, Inc.
                                -----------------
                            Former Name if Applicable

                       2685 Park Center Drive, Building A
                       ----------------------------------
           Address of Principal Executive Offices (Street and Number)

                          Simi Valley, California 93065
                          -----------------------------
                            City, State and Zip Code

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Part II - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|         (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|         (b)   The subject  annual  report,  semi-annual  report,  transition report on Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative

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State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K,
10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                  The Registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete their annual audit of the Registrant's financial statements for the fiscal year ended December 31, 2007 before the required filing date for the subject Annual Report on Form 10-KSB. The Registrant intends to file the subject Quarterly Report on Form 10-KSB on or before the extended deadline of April 14, 2008.
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Part IV - Other Information

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(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

       Vincent Arena                805                        433-8000
      ---------------              -----                      ----------
           (Name)               (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                   |X| Yes |_|No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                                   |_|Yes |X| No

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If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         InterMetro Communications, Inc.
                         -------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008                              By:    /s/ Vincent Arena
     --------------                                     -----------------
                                                        Vincent Arena,
                                                        Chief Financial Officer

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                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
                        Violations (See 18 U.S.C. 1001).
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